UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

Bare Escentuals, Inc.

(Exact Name of Registrant as Specified in Charter)
Delaware	001-33048	20-1062857
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

71 Stevenson Street, 22nd Floor, San Francisco, CA 94105

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 489-5000 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2009 Corporate Bonus Plan

     In March 2009, our board of directors approved our 2009 corporate bonus plan in which employees of the company may participate, including our named executive officers. Under the 2009 corporate bonus plan, cash bonuses, if any, will be based on the achievement in fiscal year 2009 of an EBITDA, or net income before net interest expense, provision for income taxes, depreciation and amortization, target which was approved by our board in March 2009.

     If we achieve less than 91.5% of the EBITDA target established by our board, no participant will be eligible to receive any specific bonus amount, but 25% of the target bonus amount will be accrued for discretionary bonuses to be determined by our compensation committee with input and guidance from our executive officers. If we achieve the 91.5% threshold of the EBITDA target, the 2009 corporate bonus plan will pay out at 25% of the target bonus amount. If our EBITDA target is fully achieved, the plan will pay out at the target bonus amount. If we achieve an EBITDA between the threshold and target, the percentage of the target bonus amount to be paid will be determined ratably. In addition, if we achieve more than the EBITDA target goal, actual bonuses as a percentage of target bonus amounts will be determined ratably up to a maximum of 200% of the target bonuses. For example, if actual EBITDA in fiscal year 2009 is 113% of target EBITDA, participants will be eligible to receive actual bonuses up to 200% of their target bonuses. For fiscal year 2009, the bonus opportunity is capped at 200%.

Under our 2009 corporate bonus plan, the target bonus opportunity for each of our named executive officers is as follows:

Position	Target Bonus Opportunity

Chief Executive Officer	100% of base salary

Chief Operating Officer/Chief Financial Officer	75% of base salary

Division President	60% of base salary

Under our 2009 corporate bonus plan, bonus amounts to be paid to our named executive officers are based solely on the company’s year-end financial results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARE ESCENTUALS, INC.

By:	/s/ Myles B. McCormick

Name:	Myles B. McCormick
Title:	Executive Vice President, Chief
Financial Officer and Chief Operating Officer

Date: April 3, 2009